EXHIBIT 99.1
NEWS RELEASE

NetSol Technologies Ltd. Reports Third Quarter Fiscal Year 2008 Results

Fiscal Third Quarter Net Profit Increased 62.3% Year-Over-Year

LAHORE: NetSol Technologies Ltd. (Pakistan), (“NetSol PK”), a significant division of NetSol Technologies, Inc. (NASDAQ: NTWK) servicing the Asia-Pacific region, today announced financial results for the third quarter of fiscal year 2008, ended March 31, 2008.

Third Quarter Fiscal Year 2008 Financial Highlights

•	Revenues increased 17.1% over the third quarter of fiscal year 2007
•	Gross profit rose 29.3% over the third quarter of fiscal year 2007
•	Net income increased 62.3% over the third quarter of fiscal year 2007

NetSol PK is pleased to report solid growth during the fiscal third quarter as it reported revenues of Rs 325.973 million (US $5.19 million), which represents a 17.1% increase as compared to Rs 278.382 million (US $4.58 million) reported for the same period last year. Gross profit in the quarter rose 29.3% to Rs 194.132 million (US $3.08 million), as compared to Rs 150.127 million (US $2.47 million) reported in the third quarter of fiscal year 2007.

NetSol PK reduced its cost of sales in the quarter to 40.5% of revenue as compared to 46.1% in the fiscal third quarter of 2007. As a result, gross margin improved to 59.6% compared to 54.0% in the corresponding quarter of last year. Moreover, the company’s net profit margin improved significantly, approaching 47.0%, compared to 33.9% achieved in the same period a year ago. Diluted earnings per share trended upward to 2.56 Rupees per share (US $ 0.04 per share), compared to 1.58 Rupees per share (US $ 0.025 per share) reported in the corresponding quarter of fiscal year 2007.

Salim Ghauri, Chairman and Chief Executive Officer of NetSol Technologies Ltd. (Pakistan) and President of the Asia-Pacific division of NetSol Technologies, Inc. stated, “We are pleased to announce that NetSol PK closed several significant deals in the captive finance sector of Asia-Pacific region this quarter.” Mr. Ghauri further commented, “Our recent stream of contract wins demonstrates that NetSol PK continues to generate significant interest and demand for its products and services in the Asia-Pacific region, and our business pipeline gives us a strong foundation for future growth.”

Forward Looking Statements

This press release may contain forward looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," variations of such words, and similar expressions, identify forward looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance.

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NetSol Technologies Limited. NetSol Avenue, Main Ghazi Road, Lahore Cantt.
+9242-111-44-88-00